Northport Industries, Inc./Even Flo, Inc.
                         MANUFACTURING AGREEMENT

This agreement is made and entered into this 21 day of May, 1999, by and between Northport Industries, Inc., a corporation organized and existing under the laws of the state of Nevada, hereinafter called "Northport", and Even Flo,
a corporation organized and existing under the laws of the state of     Ohio,
hereinafter called "Customer".

Whereas, Customer desires to provide some Equipment and Materials described herein for use by Northport in the sewing and assembly of Juvenile seats and pads. Whereas, Northport desires to provide and to arrange to provide the Services described herein at Northport's Maquiladora facilities (the "Facilities") located in Ciudad Acuna, and Allende, Coahuila, Mexico;

Therefore in consideration of mutual promises herein and other good valuable consideration received, the parties hereto agree as follows:

1. Northport agrees to perform the Services set forth above for Customer at the Facility using components, parts, materials (except thread) and special equipment furnished by and belonging to the Customer. Northport will arrange, but subject to the approval of Customer, sufficient facilities to perform such work.

2. Specific Pricing and Terms for this contract Manufacturing Agreement are set forth in Exhibit "A" attached hereto.

3. Customer shall consign to Northport special equipment required to produce their products and the first set of cutting dies, and other items/apparatus listed in Exhibit "B," attached hereto. Northport shall receive such equipment, transfer such equipment to its Facility, install such equipment, and make such equipment operational. Northport shall bear all costs required for the receipt, transportation, installation, and operation of such equipment. Northport shall provide ongoing preventive maintenance of Customer's machinery and equipment, the cost of which is included in the hourly rate. Northport's responsibility shall be limited to following the Customer-provided preventive maintenance schedule.

4. Northport will provide five thousand (5000) square feet of warehouse space in Mexico for current production. Additional space will be provided for obsolete or customer held materials at a cost of .29 cents per square foot per month.

5. Any additional capital improvements and utilities (inside connections) required at the Facility specifically for the benefit of Customer, shall be the responsibility of Customer who shall bear all costs to effect such improvements and utilities (inside connections).

6. Northport will provide the required services to effect shipment to and from the Facility of components, materials and equipment, using information and specifications provided by Customer. Such information and specifications will be used to secure all necessary permits.

7. For importations too and from Mexico, Northport will be considered the "Importer of Record" and will bear the responsibility for all records, submissions, and any other responsibilities associated with that position, and bear the costs of the U.S. duties, brokerages and document charges. Even Flo will be responsible for any cost, fines and legal representation that might arise out of material being shipped to and from Mexico for production of Even Flo products.

8. Northport agrees to assemble and manufacture using the specifications of the Customer. Customer reserves the right to change such specifications and schedule as required, giving Northport thirty (30) days written notice, prior to specification and schedule changes.

9.   The initial term of this Agreement will be for a period of thirty-six
(36) months from the date hereof. Renewals of this Agreement will be in periods of twenty-four (24) months each and shall be automatic unless written notice is received at least two hundred seventy-five (275) days prior to the expiration of this Agreement. Customer may cancel this contract after twenty-four (24) months if they decide to start their own sewing operation and 275 days written notice is given.

10. Charges by Northport to Customer are subject to change when costs are increased by mandatory revisions in the Mexican wage provisions, and subsequent changes that may follow affecting utilities and other operating expenses. On October 1st of each year of the contract the parties will meet to determine if there has been a increase or decrease in Mexican wage provisions and subsequent changes that may follow affecting utilities and other operating expenses. New pricing will be mutually agreed to by November 1. These new prices will go into effect January 1, of the next year.

11. Customer agrees to provide timely document information to Northport. All documents will be available at least ten (10) working days prior to the production requirements. Such documents include, but are not limited to, Purchase Orders, Bills of Material, shipping Information, Drawings, Quality Procedures, Process Requirements, Samples and Pictures. Northport will require 30 days notice to purchase equipment for new programs. On all new cutting programs the customer will supply cutting markers to determine utilization.

12. Northport will invoice weekly. Terms are net thirty (30) days. Even Flo understands that prompt payment is important. A 2% late charge will be assessed after 30 days and in addition Northport will have the right to stop shipments to Even Flo if payment is not received within 40 days.

13. Customer may terminate this Agreement on ninety (90) days written notice, ("Early Termination") with the obligation to pay Northport the following:

     A.   Lease severance cost, if any, of the Facility.

     B.   All outstanding invoices.

     C.   Personnel severance cost.

     D.   All outstanding Importation fees

14. In the event that this Agreement is terminated, Northport agrees to return all materials, components, equipment, and apparatus to a designated shipping point in Del Rio, Texas. Customer will bear all costs for the dismantling, packing, preparation, crating, shipping, trucking, brokerage, document and storage charges associated with returning such items to Customer.

15.  Northport may terminate this Agreement on two-hundred and seventy five
(275) days written notice to Customer.

16. This Agreement shall be construed in accordance with the laws of the State of Texas and Customer consents to submit to the jurisdiction of the Texas Federal Courts.

17. ARBITRATION. Where any matter in dispute between the parties pursuant to this Agreement shall be settled by arbitration, such arbitration shall be conducted pursuant to the provisions of the American Arbitration Association Commercial Arbitration Rules, in the jurisdiction of Texas and subject to the substantive laws of the State of Texas.

17.1 The parties shall proceed to arbitration or disputes as a condition precedent to any civil action being commenced, and any order or award resulting from arbitration shall be capable of enforcement by the parties as if it were a judgement of a court of competent jurisdiction in the jurisdiction where such award or order is to be enforced.

18. All notice required to be sent to either party to this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, return receipt requested.

19. Anything herein to the contrary notwithstanding, neither party shall be required to perform any term, condition or covenant in this Agreement if such performance is delayed or prevented by force majeure, which, for purposes of this Agreement, shall mean the following: acts of God, civil strikes, material or labor restrictions imposed by any governmental authority which prevent suspension of civil rights, floods and any other costs, not reasonably within the control of the parties, which, by the exercise of due diligence the parties are unable wholly or in part to prevent or overcome.

20. Northport makes no warranty of any kind as to the materials supplied by Even Floused in the manufacturing, processing or assembly of the products for Customer. Northport will be responsible for scrap in excess of 3% accumulated and will reimburse Customer for material cost. Customer holds harmless and indemnifies Northport from any and all claims from third parties arising out of or in any way associated with this Agreement. This indemnity shall extend to all costs associated with claims that may be brought against Northport at any time in the future for product defects, including attorneys fees.

21. The terms, provisions and exhibits contained in this Agreement constitute the entire Agreement between the parties and supersede all previous communications, either written or oral. No Agreement or understanding varying or extending this Agreement will be binding upon the parties unless signed by the duly authorized officers or representatives of the parties involved.

22.  Customer will provide insurance to cover items detailed in Exhibit "B" at
the Facility.     Need to discuss

23. In the event that Northport is approached to enter into a contract with another party for the design, assembly or manufacture of parts similar in nature of those supplied or manufactured for the customer. Northport agrees that it shall not enter into any such contract with any party in competition with the customer.

24. The customer agrees that within the next six- (6) months to allow Northport a minimum of four (4) turn key products.

Having read this Agreement, and its Exhibits, the parties hereto execute the entire agreement on the date indicated under their respective signatures.


       Even Flo.                                  NORTHPORT INDUSTRIES, INC.



By:                                               By:

Its:                                              Its:


Date:                                             Date:

                              EXHIBITT "A"
                         MANUFACTURING AGREEMENT


                            Pricing and Terms


Billing to Customer is based on hour's equivalent as referenced in Exhibit A, Paragraph 2. Customer will be billed on a per piece price. The Customer will be responsible to pay "down time" (see below) charges based on the number of people employed at the time of the work stoppage. Customer Invoices will be issued on a weekly basis, and shall be payable net thirty (30) days, by check or be wire transfer to a specified Northport bank account.
The labor rate used to calculate your piece rate is 5.80 per employed hour. (45 hour week)



                           Evenflo piece price


               Evenflo Price List
               3/15/99                  Folio:

               Description                   Code      Price

               Pad #L4 OMW swas              L4        $  2.107
               Pad #L3 OMW st. O/K           L3        $  2.664
               Canopy Osh Kosh               L3        $  1.180
               Osh Kosh Ultara Pad           L3        $  1.460
               Secure Comfort                R9        $  3.420
               Secure Comfort                S1        $  3.920
               Ultara 5 pt. Pad              19Z1      $  1.460
               Ultara Seat Pad               10Z       $  1.460
               Horizon Seat Pad              19        $  2.770
               Discovery Pad                 A7        $  1.533
               Discovery Canopy              A7        $  0.799
               On My Way                     O4        $  1.666
               On My Way Canopy              O4        $  0.799
               Trooper Insert                7         $  0.734
               Ultara Shield                 10Z       $  0.399
               Trooper Shield                1         $  0.578
               Ultara Insert                 10Z       $  0.597
               Ultara Pillow                 15        $  0.588
               Medallion                     15        $  2.488
               Medallion Pillow              15        $  1.110
               Medallion Lumbar              15        $  1.091
               Medallion Insert              15        $  0.920
               Champion 5 pt Seat Pad        O1        $  1.983
               Champion Seat                 54        $  1.912
               Champion With Pillow          1         $  2.108
               Champion Cutting                        $  0.232

                                Overtime


Any Mexican employees worked over forty five (45) per individual employee per week will be considered overtime hours and will be charged at the rate of 1.75 times the hourly rate. In addition, any hours over fifty six (56) hours including holidays for an individual employee will be considered double time hours and will be charged at the rate of two (2) times the hourly rate. Overtime and double time will not be worked unless authorized in advance by Customer. Work during Christmas shut down will be on a voluntary basis and only with 30 days prior notification.

                            Special Handling

On any special handling , their will be a flat charge of $150.00. This is for extra brokerage fees and bridge tolls.

                                Down Time

Down Time will be billed at eighty (80) percent of the applicable hourly rate, multiplied by the number of direct laborers employed at the time of the work stoppage. Northport requires material for production in their warehouse five(5) days prior to scheduled build.

                               EXHIBIT "B"
                         MANUFACTURING AGREEMENT



Equipment, tooling and fixturing, machinery, packaging, materials and other items/apparatus to manufacture and assemble Evenflo products: